Exhibit 99.2
Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations
Overview of Fiscal Year 2006
          We are the second largest provider of funeral and cemetery products and services in the death care industry in the United States. As of December 29, 2006, we owned and operated 230 funeral homes and 143 cemeteries in 25 states within the United States and Puerto Rico.
          We sell cemetery property and funeral and cemetery products and services both at the time of need and on a preneed basis. Our revenues in each period are derived primarily from at-need sales, preneed sales delivered out of our backlog during the period (including the accumulated trust fund earnings or build-up in the face value of insurance contracts related to these preneed deliveries), preneed cemetery property sales and other items such as perpetual care trust earnings and finance charges. We also earn commissions on the sale of insurance-funded preneed funeral contracts that will be funded by life insurance or annuity contracts issued by third party insurers when we act as an agent on the sale.
          For fiscal year 2006, we had net earnings of $37.6 million compared to a net loss of $143.3 million for fiscal year 2005. Contributing to the net loss in 2005 was an after-tax charge of $153.2 million for the cumulative effect of change in accounting principle related to the change in our method of accounting for preneed selling costs, implemented effective November 1, 2004. Fiscal year 2006 earnings from continuing operations increased by $28.9 million to $37.5 million compared to $8.6 million for fiscal year 2005. Contributing to the increase were charges for the loss on early extinguishment of debt in 2005 of $32.8 million related to the refinancing of our senior secured credit facility and our 10.25 percent senior subordinated notes. Funeral gross profit increased $3.9 million, and cemetery gross profit increased $9.0 million. Corporate general and administrative expenses increased $12.3 million in 2006 due primarily to a $3.6 million increase in professional fees associated with our defense of class action litigation, a $2.5 million increase in professional fees related to the amended SEC filings, a $1.5 million increase in expenses related to expanded and improved training and a $1.2 million increase due to the adoption of SFAS No. 123R. We also recorded a $1.6 million recovery for net hurricane-related costs compared to a $9.4 million charge in 2005. Further discussion of the effect of the 2005 hurricanes can be found below in Note 22 to the consolidated financial statements included in Item 8.
          Funeral revenue increased $9.4 million from $272.9 million in fiscal year 2005 to $282.3 million in fiscal year 2006 primarily due to an increase in average revenue per call of 1.9 percent and business interruption insurance proceeds of $2.8 million offset by a 0.2 percent decrease in funeral services performed by same-store businesses. Same-store results include the three funeral homes impacted by Hurricane Katrina. Excluding these funeral homes, average revenue per call increased 1.8 percent and same-store funeral call growth increased 0.3 percent. Cemetery revenue increased $15.8 million from $219.0 million in fiscal year 2005 to $234.8 million in fiscal year 2006 due to increases in revenue from the sale of cemetery property, increases in merchandise deliveries, increases in perpetual care trust earnings and decreases in the reserve for cancellations, offset by a decrease in construction during the year on various cemetery projects.
          For fiscal year 2006, we achieved a 12.3 percent increase in preneed funeral sales. We also experienced an eight percent increase in cemetery property sales.
          During 2006, our largest funeral operation in New Orleans operated out of a temporary facility. Reconstruction of this funeral home began in early fiscal year 2007 and is expected to be completed by early 2008. The second largest funeral home in New Orleans was not open during fiscal year 2006 but is expected to open in the second quarter of 2007. The smallest funeral home in New Orleans opened during the third quarter of 2006. Burials occurred in all of our Louisiana cemeteries during 2006. We have renovations remaining at one of the mausoleums.
          As of October 31, 2006, we had achieved our lowest net debt level in over ten years. During fiscal 2006, we used $33.2 million to reduce our debt, including $30.0 million in unscheduled principal payments on our Term Loan B. We initiated a quarterly cash dividend of two and one-half cents per share of common stock in the second fiscal quarter of 2005, and in fiscal year 2006 paid $10.7 million in dividends on our common stock. In addition, we used $22.0 million to repurchase shares of our Class A common stock pursuant to our recently completed $30.0 million stock repurchase program.

          We discovered certain adjustments that relate to prior accounting periods while preparing our quarterly report for the three months ended July 31, 2006 and our annual report for the year ended October 31, 2006, which are reflected in this annual report. See Note 2(u) to the consolidated financial statements included in Item 8. We do not believe these adjustments are quantitatively or qualitatively material to our financial position, results of operations and cash flows for the year ended October 31, 2006 or to any of our prior annual or quarterly financial statements. As a result, we have not restated any prior period amounts.
Preneed — Backlog, Trust Portfolio and Cash Impact of Sales
Overview
          We believe that preneed funeral and cemetery property sales are two of the primary drivers of sustainable long-term growth in the number of families served by our funeral homes and cemeteries. Our preneed funeral service and merchandise sales and preneed cemetery service and merchandise sales are deferred into our backlog while our preneed cemetery property sales are recognized currently in accordance with SFAS No. 66, “Accounting for Sales of Real Estate” (“SFAS No. 66”). For a detailed discussion of our revenue recognition policies and how we account for our at-need sales, preneed sales and trust earnings, see Notes 2(i), 2(j), 2(k), and Notes 4 through 7 to the consolidated financial statements included in Item 8.
Backlog
          We estimate that as of October 31, 2006 the future value of our preneed funeral and cemetery services and merchandise backlog represented approximately $2.0 billion of revenue to be recognized in the future as these prepaid products and services are delivered. This represents the face value of the backlog plus the earnings that are projected on the funds held in trust and the estimated build-up in the face value of insurance contracts. It assumes no future preneed sales and assumes maturities each year consistent with our experience, with the majority of existing contracts expected to mature over the next 15 years. As of October 31, 2006, the value of the preneed backlog, excluding any future earnings on the funds held in trust and any build-up in the face value of insurance contracts, but including unrealized earnings and losses on the funds held in trust and realized earnings and losses on the funds held in trust not yet recognized as revenue, was approximately $1.6 billion.
Trust Portfolio
          We maintain three types of trusts and escrow accounts: (1) preneed funeral merchandise and services, (2) preneed cemetery merchandise and services and (3) cemetery perpetual care. Because a portion of the funds we receive from preneed sales are deposited into the trusts and invested in a variety of debt and equity securities and other investments, the performance of the trusts’ investments can affect our current and future revenue streams. We recognize earnings and losses realized by preneed funeral and cemetery merchandise and services trusts at the time of delivery of underlying products and services. We recognize all earnings and losses realized by our cemetery perpetual care trusts currently, including capital gains and losses in those jurisdictions where capital gains can be withdrawn and used for cemetery maintenance. Because approximately 57 percent of our total trust portfolio is currently invested in a diversified group of equity securities, we would generally expect our portfolio performance to improve if the performance of the overall stock market improves, but we would also expect its performance to deteriorate over time if the overall stock market declines.
          From 1991 through 1999, we achieved an overall annual realized return of 8.0 percent to 9.0 percent in our domestic trusts. However, the average realized return on our domestic trusts was 5.8 percent, 6.3 percent, 4.3 percent, 4.8 percent, 2.6 percent, 4.3 percent and 5.1 percent for fiscal years 2000, 2001, 2002, 2003, 2004, 2005 and 2006, respectively. These returns represent interest, dividends and realized capital gains or losses but not unrealized capital gains or losses. For fiscal year 2006, including realized and unrealized gains and losses, we achieved a 12.7 percent return on our funeral and cemetery merchandise and services trusts and an 11.0 percent return on our perpetual care trusts, compared to 6.8 percent and 3.5 percent, respectively, for fiscal year 2005, and 7.7 percent and 6.5 percent for the last three fiscal years.

          We mark our trust portfolio to market value each quarter. Changes in the market value of the trusts are recorded by increasing or decreasing trust assets included in the preneed funeral and cemetery receivables and trust investments line items on the balance sheet, with a corresponding increase or decrease in the deferred preneed revenue and non-controlling interest line items on the balance sheet. Therefore, there is no effect on current period net income.
          We determine whether or not the investment portfolio has an other than temporary impairment on a security-by-security basis. A loss is considered other than temporary if the security has a reduction in market value compared with its cost basis of 20 percent or more for a period of six months or longer. In addition, we periodically review our investment portfolio to determine if any of the temporarily impaired assets should be designated as other than temporarily impaired due to changes in market conditions or concerns specific to the issuer of the securities. If a loss is other than temporary, the cost basis of the security is adjusted downward to its market value, which is allocated to the non-controlling interests in the trusts. This affects our footnote disclosure but does not have an effect on our financial statements, since the trust portfolio is already marked to market value each quarter. The footnotes disclose the adjusted cost basis and how much of the losses are considered other than temporary. Accordingly, unrealized gains and losses reflected in the tables in Notes 4, 5 and 6 to the consolidated financial statements included in Item 8 are temporary as the cost basis in these tables have already been adjusted to reflect the other than temporary unrealized losses. Our preneed funeral and cemetery merchandise and services trusts and escrow accounts had other than temporary declines of $79.4 million and $42.9 million, respectively, as of October 31, 2006, from their original cost basis. They had net unrealized appreciation of $21.5 million and $7.4 million, respectively, as of October 31, 2006 resulting from temporary unrealized gains and losses. See Notes 4 and 5 to the consolidated financial statements included in Item 8.
          Our cemetery perpetual care trust accounts had other than temporary declines of $32.4 million as of October 31, 2006, from their original cost basis. They had net unrealized appreciation of $13.1 million as of October 31, 2006 resulting from temporary unrealized gains and losses. See Note 6 to the consolidated financial statements included in Item 8. Unrealized gains and losses in the cemetery perpetual care trusts and escrow accounts do not affect current earnings but unrealized losses could limit the capital gains available to us and could eventually result in lower returns and lower revenues than we have historically achieved from these trusts.
          Aggregate unrealized losses for twelve months or longer for temporarily impaired investments totaled $11.2 million at October 31, 2006, down from $16.1 million at October 31, 2005. Of the $11.2 million, approximately 69 percent, or $7.7 million, were generated by common stock investments in 39 companies of which 37 are included in the Standard and Poor’s 500 Index (“S&P 500 Index”). These securities represent approximately 7.7 percent of the securities in our portfolio. Although we cannot predict future stock prices, our management expects that the S&P 500 Index will continue to recover and that these stocks may recover along with the overall Index. We also have the ability and intent to hold these investments for the forecasted recovery period.
          Whether or not we classify an investment as temporarily impaired or other than temporarily impaired has no effect on our basic consolidated financial statements (i.e., balance sheet, statement of earnings, statement of cash flows and statement of shareholders’ equity) because the investments are marked to market value each quarter and are included in the financial statements at current market value in accordance with our accounting under FIN 46R. The classification only affects the footnote presentation. The cost basis of investments classified as other than temporarily impaired is reduced to market value in the “Adjusted Cost Basis” column in Notes 4, 5 and 6, whereas other investments are included in that column at their actual cost basis.
          We perform a separate analysis to determine whether our preneed contracts are in a loss position, which would necessitate a charge to earnings. For this analysis, we determine which trusts are in a net loss position by comparing the aggregate market value of the trust’s investments with the aggregate actual cost basis of the investments. If the aggregate cost basis exceeds the aggregate market value of the investments, the trust is considered to be in a net loss position. For trusts in a net loss position, we add the sales prices of the underlying contracts and net realized earnings, then subtract net unrealized losses to derive the net amount of proceeds for contracts associated with the trusts in question as of that particular balance sheet date. We look at unrealized gains and losses based on current market prices quoted for the investments, but we do not include future expected returns on the investments in our analysis. We compare the amount of proceeds to the estimated costs to deliver the contracts, which consist primarily of merchandise costs. If a deficiency were to exist, we would record a charge to earnings and a corresponding liability for the expected loss on the delivery of those contracts from our backlog. Due to the margins of our preneed contracts and the trust portfolio returns we enjoyed, there is currently substantial capacity for additional market depreciation before a contract loss would result.

Cash Impact of Preneed Sales
          The impact of preneed sales on near-term cash flow depends primarily on the commissions paid on the sale, the timing of the tax payments on the sale, the portion of the sale required to be placed into trust and the terms of the particular contract (such as the size of the down payment required and the length of the contract). We generally pay commissions to our preneed sales counselors based on a percentage of the total preneed contract price, but only to the extent cash is paid by the customer. If the initial cash installment paid by the customer is not sufficient to cover the entire commission, the remaining commission is paid from subsequent customer installments. However, because we are required to place a portion of each cash installment paid by the customer into trust, we may be required to use our own cash to cover a portion of the commission due on the installment from the customer. Accordingly, preneed sales are generally cash flow negative initially but become cash flow positive at varying times over the life of the contract, depending upon the trusting requirements and the terms of the particular contract.
          Cash expended for the commissions related to preneed funeral and preneed cemetery services and merchandise sales is expensed as incurred. See Note 3(b) to the consolidated financial statements included in Item 8 for a discussion of the change in accounting for preneed selling costs in fiscal year 2005.
Overview of Critical Accounting Policies
          The consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require us to make estimates and assumptions (see Note 2(b) to the consolidated financial statements included in Item 8). We believe that of our significant accounting policies (discussed in Note 2 to the consolidated financial statements included in Item 8), the following are both most important to the portrayal of our financial condition and results of operations and require management’s most difficult, subjective or complex judgment.
Deferred Revenue and Revenue Recognition
          Funeral revenue is recognized when funeral services are performed. Our funeral receivables included in current receivables primarily consist of amounts due for funeral services already performed. We sell price-guaranteed prearranged funeral contracts through various programs providing for future funeral services at prices prevailing when the agreements are signed. Revenues associated with sales of prearranged funeral contracts, which include accumulated trust earnings and increasing insurance benefits, are deferred until such time that the funeral services are performed (see Note 2(i) to the consolidated financial statements included in Item 8).
          Revenue associated with cemetery merchandise and services is recognized when the service is performed or merchandise is delivered. Revenue associated with preneed cemetery property interment rights is recognized in accordance with the retail land sales provision of SFAS No. 66. Under SFAS No. 66, revenue from constructed cemetery property is not recognized until a minimum percentage (10 percent) of the sales price has been collected. Revenue related to the preneed sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting. Revenue associated with sales of preneed merchandise and services is not recognized until the merchandise is delivered or the services are performed (see Note 2(j) to the consolidated financial statements included in Item 8).
          We defer all dividends and interest earned and net capital gains and losses realized by preneed funeral trust and preneed cemetery merchandise trust accounts until the underlying service or the merchandise is delivered.
Variable Interest Entities
          We consolidate our preneed funeral and cemetery merchandise and services trusts and our cemetery perpetual care trusts. This implementation was as of April 30, 2004 and only affected our consolidated balance sheet and had no impact on our second quarter 2004 results of operations or cash flows. In subsequent periods, the implementation of FIN 46R, as it relates to the consolidation of trusts, affects classifications within the balance sheet, statement of earnings and statement of cash flows, but has no effect on shareholders’ equity, net cash flow or the recognition and reporting of revenues or net earnings. For a more detailed discussion of our accounting policies after the implementation of FIN 46R, see Notes 2(k) and 4 through 7 to the consolidated financial statements included in Item 8.
Allowance for Doubtful Accounts
          Management must make estimates of the uncollectibility of our accounts receivable. We establish a reserve for uncollectible installment contracts and trade accounts based on a range of percentages applied to accounts receivable aging categories. These percentages are based on an analysis of historical collection and write-off experience. We also establish an allowance for cancellations of insurance commissions based on historical experience for cancellations of insurance contracts within the period of refundability. These estimates are impacted by a number of factors, including changes in the economy and demographic or competitive changes in our areas of operation. If circumstances change, our estimates of the recoverability of amounts due to us could change by a material amount.
Depreciation of Long-Lived Assets
          Buildings and equipment are recorded at cost and are depreciated over their estimated useful lives, primarily using the straight-line method. Buildings and building improvement items are generally depreciated over a period ranging from 10 to 40 years. Equipment (including computer equipment, light equipment, heavy equipment and crematory equipment) is generally depreciated over periods ranging from three to 20 years. Vehicles are generally depreciated over five to seven years. Leasehold improvements are depreciated over the shorter of the term of lease or the life of the asset. These estimates of the useful lives may be affected by such factors as changes in regulatory requirements or changing market conditions.
Valuation of Long-Lived Assets
          We review the carrying value of our long-lived assets whenever events or circumstances indicate that the carrying amount may not be recoverable. This review is based on our projections of anticipated undiscounted future cash flows and compares the estimated undiscounted future cash flows to be generated by those assets to the carrying amount of those assets. The net carrying value of any assets not fully recoverable would be reduced to fair value. While we believe that our estimates of undiscounted future cash flows are reasonable, different assumptions regarding such cash flows and comparable sales values could materially affect our evaluations.
Valuation of Goodwill
          In our determination of reporting units for goodwill impairment testing purposes, both qualitative and quantitative characteristics are evaluated. Gross margins are analyzed for purposes of determining whether or not our operating divisions are considered economically similar. Our division presidents also review a variety of metrics when assessing the performance of our regions. Qualitative factors include the nature of our products and services, consistency of products and services and the delivering of those products and services in our funeral homes and cemeteries, the similarity of class of customers across all locations and regulations in different jurisdictions. Based on our evaluation performed, we have 13 reporting units. See Note 2(g) to the consolidated financial statements included in Item 8 for additional information.
          Goodwill of a reporting unit must be tested for impairment on at least an annual basis. We conduct our annual goodwill impairment analysis during the fourth quarter of each fiscal year. In addition to an annual review, we assess the impairment of goodwill whenever events or changes in circumstances indicate that the carrying value of goodwill may be greater than its fair value. Factors we consider important that could trigger an impairment review include significant underperformance relative to historical or projected future operating results, significant changes in the manner of the use of our assets or the strategy for our overall business and significant negative industry or economic trends.
          In reviewing goodwill for impairment, we first compare the fair value of each of our reporting units with their carrying amounts (including goodwill). If the carrying amount of a reporting unit (including goodwill) exceeds its fair value, we then measure the amount of impairment of the reporting unit’s goodwill by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The implied fair value of a reporting unit’s goodwill is determined in a manner similar to the amount of goodwill determined in a business combination. That is, we allocate the fair value of the reporting unit to all of the assets and liabilities of that unit as if the reporting unit had been acquired in a business combination and the fair value of the reporting unit was the price paid to acquire the reporting unit. The excess of the fair value of the reporting unit over the amounts assigned to its assets and liabilities is the implied fair value of goodwill. An impairment charge is recorded when the carrying amount of goodwill exceeds its implied fair value.
          Our goodwill impairment test involves estimates and management judgment using a discounted cash flow valuation methodology. Step two of our impairment test involves determining estimates of the fair values of our assets and liabilities. We may obtain assistance from third parties in assessing the fair value of certain of our assets, primarily real estate, in performing our step two analysis. If these estimates or their related assumptions change in the future, we may be required to record further impairment charges for these assets. Goodwill amounted to $273.0 million as of October 31, 2006 and 2005.
Accounting for Income Taxes
          As part of the process of preparing our consolidated financial statements, we are required to estimate our income taxes in each of the jurisdictions in which we operate. This process involves estimating our actual current tax expense together with assessing temporary differences resulting from the different treatment of items, such as deferred revenue, for tax and accounting purposes. These differences result in deferred tax assets and liabilities, which are included in our consolidated balance sheet. We must then assess the likelihood that our deferred tax assets will be recovered from future taxable income, and to the extent we believe that recovery is not likely, we establish a valuation allowance. The following items are reviewed to determine if a valuation allowance is required: net operating losses (federal, state and U.S. possessions), capital loss carry forwards and deferred tax assets (federal, state and U.S. possessions). To the extent we establish a valuation allowance or increase this allowance in a period, we include an expense within the tax provision in the statement of earnings.
          Significant management judgment is required in determining our provision for income taxes, deferred tax assets and liabilities and any valuation allowance recorded against our net deferred tax assets. In the event that actual results differ from these estimates or we adjust these estimates in future periods, we may need to change our allowance, which could materially impact our financial condition and results of operations.
Preneed Selling Costs
          On May 31, 2005, we changed our method of accounting for preneed selling costs incurred related to the acquisition of new prearranged funeral and cemetery service and merchandise sales to expense these costs as incurred instead of deferring and amortizing these costs. We have applied this change in accounting principle effective November 1, 2004. Therefore, our results of operations for the years ended October 31, 2006 and 2005 are reported on the basis of our changed method. Prior to this change, commissions and other costs that varied with and were primarily related to the acquisition of new prearranged funeral and cemetery service sales and prearranged funeral and cemetery merchandise sales were deferred and amortized in proportion to the preneed revenue recognized in the period in a manner consistent with SFAS No. 60, “Accounting and Reporting for Insurance Companies.” We decided to change our accounting for preneed selling costs to expense such costs as incurred. We concluded that expensing these costs as they are incurred would be preferable to the old method because it will make our reported results more comparable with other public death care companies, better align the costs of obtaining preneed contracts with the cash outflows associated with obtaining such contracts and eliminate the burden of maintaining deferred selling cost records.
          As of November 1, 2004, we recorded a cumulative effect of change in accounting principle of $254.2 million ($153.2 million after tax, or $1.40 per diluted share), which represents the cumulative balance of deferred preneed selling costs in the deferred charges line in the condensed consolidated balance sheet at the time of the change. See Note 3(b) to the consolidated financial statements included in Item 8 for additional information.
Estimated Insurance Loss Liabilities
          We purchase comprehensive general liability, automobile liability and workers compensation insurance coverages structured within a large deductible/self-insured retention premium rating program. This program results in the Company being primarily self-insured for claims and associated costs and losses covered by these policies.

Historical insurance industry experience indicates some degree of inherent variability in assessing the ultimate amount of losses associated with the types of claims covered by the program. This is especially true due to the extended period of time that transpires between when the claim might occur and the full settlement of such claim, often many years. We continually evaluate the receivables due from our insurance carriers as well as loss estimates associated with claims and losses related to these insurance coverages with information obtained from our primary insurer.
          With respect to health insurance that covers substantially all of our employees, we purchase individual and aggregate stop loss coverage with a large deductible. This program results in the Company being primarily self-insured for claims and associated costs up to the amount of the deductible, with claims in excess of the deductible amount being covered by insurance. Expected claims are based on actuarial estimates; actual claims may differ from those estimates. We continually evaluate our claims experience related to this coverage with information obtained from our insurer.
          Assumptions used in preparing these estimates are based on factors such as claim settlement patterns, claim development trends, claim frequency and severity patterns, inflationary trends and data reasonableness. Together these factors will generally affect the analysis and determination of the “best estimate” of the projected ultimate claim losses. The results of these evaluations are used to assess the reasonableness of our insurance loss liability.
          The estimated liability on the uninsured legal and employment-related claims are established by management based upon the recommendations of professionals who perform a review of both reported claims and estimate a liability for incurred but not reported claims. These liabilities include the estimated settlement costs. Although management believes estimated liabilities related to uninsured claims are adequately recorded, it is possible that actual results could significantly differ from the recorded liabilities.
          We also have insurance coverage related to property damage, incremental costs and property operating expenses we incurred due to damage caused by Hurricane Katrina. A significant portion of the expenses incurred is expected to be recovered when we negotiate a final settlement with our insurance carriers. Our policy is to record such amounts when recovery is probable which generally means we have reached an agreement with the insurance company. For additional information, see Note 22 to the consolidated financial statements included in Item 8.
Results of Operations
          The following discussion segregates the financial results of our continuing operations into our various segments, grouped by our funeral and cemetery operations. For a discussion of discontinued operations, see Note 12 to the consolidated financial statements included in Item 8. For a discussion of our segments, see Note 20 to the consolidated financial statements included in Item 8. As there have been no material acquisitions or construction of new locations in fiscal years 2006 and 2005, results from continuing operations reflect those of same-store locations.
Comparison of Fiscal Year 2006 to Fiscal Year 2005
Year Ended October 31, 2006 Compared to Year Ended October 31, 2005—Continuing Operations
Funeral Operations

	Year Ended October 31,		Increase
	2006	2005	(Decrease)
		(In millions)
Funeral Revenue:
Eastern Division	$117.0	$113.8	$3.2
Western Division	147.4	140.2	7.2
Corporate Trust Management (1)	17.9	18.9	(1.0)

Total Funeral Revenue	$282.3	$272.9	$9.4

Funeral Costs:
Eastern Division	$98.6	$95.2	$3.4
Western Division	117.6	115.6	2.0
Corporate Trust Management (1)	.6	.5	.1

Total Funeral Costs	$216.8	$211.3	$5.5

	Year Ended October 31,		Increase
	2006	2005	(Decrease)
		(In millions)
Funeral Gross Profit:
Eastern Division	$18.4	$18.6	$(.2)
Western Division	29.8	24.6	5.2
Corporate Trust Management (1)	17.3	18.4	(1.1)

Total Funeral Gross Profit	$65.5	$61.6	$3.9

	Change in Average		Change in Same-Store	Same-Store
	Revenue Per Call		Funeral Services	Cremation Rate
				2006	2005
Same-Store Analysis (2)
Eastern Division	3.3%		(0.7%)	33.3%	31.0%
Western Division	2.0%		1.0%	42.6%	41.9%
Total	1.9	% (1)	(0.2%)	38.6%	37.3%

(1)	Corporate trust management consists of the trust management fees and funeral merchandise and service trust earnings recognized with respect to preneed contracts delivered during the period. Trust management fees are established by us at rates consistent with industry norms and are paid by the trusts to our subsidiary, Investor’s Trust, Inc. The trust earnings represent earnings realized over the life of the preneed contracts delivered during the relevant periods. See Notes 4 and 7 to the consolidated financial statements included in Item 8 for information regarding the cost basis and market value of the trust assets and current performance of the trusts (i.e. current realized gains and losses, interest income and dividends). Trust management fees included in funeral revenue for 2006 and 2005 were $5.5 million and $5.4 million, respectively. As corporate trust management is considered a separate operating segment, trust earnings are included in total average revenue per call presented, not in the Eastern and Western divisions’ average revenue per call. Funeral trust earnings recognized with respect to preneed contracts delivered included in funeral revenue for 2006 and 2005 were $12.4 million and $13.5 million, respectively.

(2)	On August 29, 2005, Hurricane Katrina struck the New Orleans metropolitan area and severely damaged three of our funeral homes located in that area, which is part of our Western division. This same-store analysis includes these three funeral homes which had revenue of $10.2 million and $8.1 million for fiscal years 2006 and 2005, respectively, and performed 1,575 and 1,726 funeral services in 2006 and 2005, respectively. Excluding these three funeral homes, the increase in average revenue per call for the Western division and the Company was 1.8 percent and 1.8 percent, respectively, and same-store funeral services for the Western division and the Company increased 1.5 percent and 0.3 percent, respectively.
Consolidated Operations – Funeral
          Total funeral revenue from continuing operations increased $9.4 million, or 3.4 percent, for the year ended October 31, 2006, compared to the corresponding period in 2005. Our same-store businesses achieved a 3.9 percent increase in the average revenue per traditional funeral service and a 1.5 percent increase in the average revenue per cremation service. These increases were partially offset by a decrease in trust earnings recognized upon the delivery of preneed funerals. This resulted in an overall 1.9 percent increase in the average revenue per funeral service for our same-store businesses. We also recorded $2.8 million in business interruption insurance proceeds related to the 2005 hurricanes. We experienced a 0.2 percent decrease in the number of funeral services performed by our same-store businesses, or 129 events out of the 60,473 total same-store events performed, which includes the impact of Hurricane Katrina on our New Orleans funeral homes. Excluding these three funeral homes, same-store funeral services increased 0.3 percent. We believe a number of factors contributed to the increases in our average revenue per traditional and cremation service. We believe the primary factors were normal inflationary price increases, more effective merchandising and packaging, our focus on training, customized funeral planning and personalization and the funeral call incentive compensation program.
          Funeral gross profit margin from continuing operations increased from 22.6 percent in the year ended October 31, 2005 to 23.2 percent in the year ended October 31, 2006 due primarily to the increases in revenues described above. The cremation rate for our same-store operations was 38.6 percent for the year ended October 31, 2006 compared to 37.3 percent for the year ended October 31, 2005.

Segment Discussion – Funeral
          Funeral revenue in the Eastern division funeral segment increased primarily due to an increase in the average revenue per funeral service in the same-store businesses of 3.3 percent, partially offset by a 0.7 percent decrease in the number of funeral services performed by the same-store businesses. Funeral revenue in the Western division segment increased primarily due to $2.8 million in business interruption insurance proceeds and due to increases in the average revenue per funeral service and the number of funeral services performed by the same-store businesses of 2.0 percent and 1.0 percent, respectively, which includes the impact of Hurricane Katrina on our New Orleans funeral homes. Excluding these funeral homes, average revenue per same-store funeral service and same-store funeral services increased 1.8 percent and 1.5 percent, respectively. Funeral revenue in the corporate trust management segment decreased due primarily to a decrease in trust earnings recognized upon the delivery of preneed funerals of $1.1 million, partially offset by an increase in trust management fees of $0.1 million.
          Funeral gross profit margin for the Eastern division funeral segment decreased primarily due to increased general and administrative expenses. Direct funeral costs (which primarily include salaries and wages, merchandise costs, selling costs and maintenance) also increased. Funeral gross profit margin for the Western division funeral segment increased due to the increases in revenue discussed above.
          As demonstrated in the table above, the same-store cremation rate increased for both the Eastern and Western division funeral segments.
Cemetery Operations

	Year Ended October 31,		Increase
	2006	2005	(Decrease)
		(In millions)
Cemetery Revenue:
Eastern Division	$136.8	$127.5	$9.3
Western Division	88.6	80.3	8.3
Corporate Trust Management (1)	9.4	11.2	(1.8)

Total Cemetery Revenue	$234.8	$219.0	$15.8

Cemetery Costs:
Eastern Division	$112.9	$111.8	$1.1
Western Division	72.0	66.3	5.7
Corporate Trust Management (1)	.5	.5	—

Total Cemetery Costs	$185.4	$178.6	$6.8

Cemetery Gross Profit:
Eastern Division	$23.9	$15.7	$8.2
Western Division	16.6	14.0	2.6
Corporate Trust Management (1)	8.9	10.7	(1.8)

Total Cemetery Gross Profit	$49.4	$40.4	$9.0

(1)	Corporate trust management consists of the trust management fees and cemetery merchandise and service trust earnings recognized with respect to preneed contracts delivered during the period. Trust management fees are established by us at rates consistent with industry norms and are paid by the trusts to our subsidiary, Investor’s Trust, Inc. The trust earnings represent earnings realized over the life of the preneed contracts delivered during the relevant periods. See Notes 5 and 7 to the consolidated financial statements included in Item 8 for information regarding the cost basis and market value of the trust assets and current performance of the trusts (i.e. current realized gains and losses, interest income and dividends). Trust management fees included in cemetery revenue for 2006 and 2005 were $4.9 million and cemetery trust earnings recognized with respect to preneed contracts delivered included in cemetery revenue for 2006 and 2005 were $4.5 million and $6.3 million, respectively. Perpetual care trust earnings are included in the revenues and gross profit of the related geographic segment.

Consolidated Operations – Cemetery
          Cemetery revenue from continuing operations increased $15.8 million, or 7.2 percent, for the year ended October 31, 2006, compared to the corresponding period in 2005, primarily due to increases in revenue from the sale of cemetery property, an increase in merchandise delivery revenue, an increase in perpetual care trust earnings and a decrease in the reserve for cancellations, offset by a decrease in construction during the year on various cemetery projects. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs. In 2005, we recorded approximately $1.6 million of increased reserve for cancellations related to the areas affected by Hurricane Katrina. Gross cemetery property sales increased 8.0 percent for the year ended October 31, 2006 compared to the year ended October 31, 2005 from $100.0 million to $108.0 million. Gross cemetery property sales represent the aggregate contract price of cemetery property sale contracts entered into during the period.
          We experienced an annualized average return, excluding unrealized gains and losses, of 4.6 percent in our perpetual care trusts for the year ended October 31, 2006 resulting in revenue of $10.1 million, compared to 3.8 percent for the corresponding period in 2005 resulting in revenue of $8.2 million. Perpetual care trust earnings are included in the geographic segments’ revenue and gross profit. See Note 6 and 7 to the consolidated financial statements included in Item 8 for information regarding the cost basis and market value of those trust assets and the current performance of the trusts (i.e. current realized gains and losses, interest income and dividends).
          Cemetery gross profit margin from continuing operations increased from 18.4 percent in the year ended October 31, 2005 to 21.0 percent in the year ended October 31, 2006. The increase is due to the increase in revenue described above partially offset by increased costs. Due to the high fixed-cost nature of the cemetery business, increases in revenue can have a disproportionate increase in gross profit.
Segment Discussion – Cemetery
          Cemetery revenue in the Eastern division cemetery segment increased primarily due to increases in cemetery property sales, merchandise deliveries, perpetual care trust earnings and a decrease in the reserve for cancellations, offset by a decrease in construction during the year on various cemetery projects. Cemetery revenue in the Western division cemetery segment increased primarily due to increases in cemetery property sales and sales and construction revenue and a decrease in the reserve for cancellations. Cemetery revenue in the corporate trust management segment decreased due to a $1.8 million decrease in trust earnings recognized upon the delivery of preneed cemetery merchandise and services.
          Cemetery gross profit margin for the Western division and Eastern division cemetery segments increased due to the revenue increases discussed above partially offset by increased costs. Due to the high fixed-cost nature of the cemetery business, increases in revenue can have a disproportionate increase in gross profit.
Discontinued Operations
          In December 2003, we announced plans to close or sell a number of small businesses, primarily small funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. The operating results of those businesses that were sold in fiscal years 2005, 2006 and 2007 are reported in the discontinued operations section of the consolidated statements of earnings. We determined that the carrying value of these businesses exceeded their fair market value and recorded a noncash impairment charge in the fourth quarter of fiscal year 2003. Fair value was established based on our best estimate and is subject to revision in future periods as properties are actually closed or sold. Included in discontinued operations for the year ended October 31, 2006 were gains on dispositions, net of impairment losses, of less than $0.1 million compared to $1.2 million that was recognized for the year ended October 31, 2005. Revenues for fiscal year 2006 were $1.0 million compared to $2.6 million in fiscal year 2005. The effective tax rate for our discontinued operations for the year ended October 31, 2006 was a 139.7 percent benefit compared to a 1.2 percent expense for the same period in 2005. For additional information, see Notes 12 and 17 to the consolidated financial statements included in Item 8.

Other
          Corporate general and administrative expenses for the year ended October 31, 2006 increased $12.3 million compared to the same period in 2005 primarily due to a $3.6 million increase in professional fees associated with the class action lawsuits, a $2.5 million increase in professional fees related to the amended SEC filings and a $1.5 million increase in expenses related to expanded and improved training. We also recorded $1.2 million in share-based compensation costs for the year ended October 31, 2006 due to the adoption of SFAS No. 123R as discussed in Note 18 to the consolidated financial statements included in Item 8.
          As of October 31, 2006 and 2005, we had recorded net recoveries (charges) of $1.6 million and ($9.4) million, respectively, related to Hurricane Katrina. For additional information, see Note 22 to the consolidated financial statements included in Item 8.
          We reported losses on dispositions of ($0.3) million in continuing operations for the year ended October 31, 2006. In 2005, we recorded $1.2 million in gains on dispositions, net of impairment losses. For additional information, see Note 12 to the consolidated financial statements included in Item 8. The charges are presented in the “Gains on dispositions and impairment (losses), net” line item in the consolidated statement of earnings.
          Interest expense decreased $0.9 million to $29.6 million for the year ended October 31, 2006 compared to $30.5 million for the same period in 2005 due primarily to a $24.5 million decrease in average debt outstanding partially offset by a 12 basis-point increase in the average interest rate. Approximately $1.7 million of additional interest was incurred in fiscal year 2006 on our 6.25 percent senior notes due to our inability to timely complete a required exchange offer. The additional interest was eliminated in connection with the expiration of the exchange offer on June 5, 2006.
          Other operating income, net, was $1.3 million and $1.4 million for the years ended October 31, 2006 and 2005, respectively, and primarily included net gains on the sale of assets which were not included in our businesses classified as held for sale.
          Investment and other income increased $3.0 million from $0.7 million in fiscal year 2005 to $3.7 million in fiscal year 2006. This is primarily due to a $25.2 million increase in the average cash balance, an increase in the average rate earned on our cash balances from 2.5 percent in fiscal year 2005 to 3.8 percent in fiscal year 2006 and $1.0 million of interest income receivable from the Internal Revenue Service.
          The effective tax rate for our continuing operations for the year ended October 31, 2006 was 36.1 percent compared to 27.2 percent for the year ended October 31, 2005. The reduced rate in 2005 was due to the greater impact of the dividend exclusion on a reduced level of book income. Excluding non-recurring costs, the effective tax rate for 2005 would have been 35.6 percent which is comparable to the 2006 rate of 36.1 percent. The 2006 rate is slightly higher as a result of additional taxes accrued to recognize pending assessments currently under dispute with state and foreign tax jurisdictions offset by an income tax benefit attributable to a refund received in conjunction with our recently settled federal income tax examination. For additional information, see Note 17 to the consolidated financial statements included in Item 8.
          On May 31, 2005, we changed our method of accounting for selling costs incurred related to new preneed funeral and cemetery service and merchandise sales, effective November 1, 2004. As of November 1, 2004, we recorded a cumulative effect of change in accounting principle of $254.2 million ($153.2 million after tax, or $1.40 per diluted share), which represents the cumulative balance of deferred preneed selling costs in the deferred charges line in the condensed consolidated balance sheet at the time of the change. See Note 3(b) to the condensed consolidated financial statements for additional information.
          As of October 31, 2006, our outstanding debt totaled $376.9 million. Of the total debt outstanding as of October 31, 2006, approximately 53 percent was subject to fixed rates averaging 6.2 percent, and 47 percent was subject to short-term variable rates averaging approximately 7.2 percent. On November 19, 2004, we completed the refinancing of our senior secured credit facility and recorded a charge for early extinguishment of debt of $2.7 million ($1.7 million after tax, or $.02 per share) to write off fees associated with the previous credit facility. On February 11, 2005, we completed the private offering of $200.0 million principal amount of our 6.25 percent senior notes due 2013. We also borrowed $130.0 million in additional term loan debt under our senior secured credit facility. We used the net proceeds from these transactions, together with a portion of our available cash, to repurchase $298.2 million in aggregate principal amount of our 10.75 percent senior subordinated notes due 2008 and to pay related tender premiums, fees, expenses and accrued interest of $28.9 million. In the second quarter of fiscal year 2005, we recorded a charge for early extinguishment of debt of $30.0 million ($19.2 million after tax, or $.18 per share) representing the tender premium, related fees and expenses and the write-off of unamortized fees. In the third quarter of fiscal year 2005, the remaining 10.75 percent senior subordinated notes were redeemed. We recorded a charge for early extinguishment of debt of $0.1 million representing the call premium and write-off of remaining unamortized fees on the 10.75 percent senior subordinated notes. See Note 14 to the consolidated financial statements included in Item 8 for additional information.
Preneed Sales into and Deliveries out of the Backlog
          We achieved a 12.3 percent increase in preneed funeral sales for the year ended October 31, 2006 compared to the same period in 2005.
          The revenues from our preneed funeral and cemetery merchandise and service sales are deferred into our backlog and are not included in our operating results presented above. We added $183.6 million in gross preneed sales to our funeral and cemetery merchandise and services backlog (including $74.9 million related to insurance-funded preneed funeral contracts) during the year ended October 31, 2006 to be recognized in the future (net of cancellations) as these prepaid products and services are delivered, compared to gross sales of $171.2 million (including $72.5 million related to insurance-funded preneed funeral contracts) for the corresponding period in 2005. Deliveries out of our preneed funeral and cemetery merchandise and services backlog, including accumulated trust earnings related to these preneed deliveries, amounted to $152.6 million for the year ended October 31, 2006, compared to $147.4 million for the corresponding period in 2005, resulting in net increases in the backlog of $31.0 million and $23.8 million for the years ended October 31, 2006 and 2005, respectively.
Comparison of Fiscal Year 2005 to Fiscal Year 2004
Overview of Fiscal Year 2005
          For fiscal year 2005, we had a net loss of $143.3 million compared to net earnings of $36.7 million for fiscal year 2004. Contributing to the net loss was a charge of $153.2 million for the cumulative effect of change in accounting principle related to the change in our method of accounting for preneed selling costs, implemented effective November 1, 2004. Fiscal year 2005 earnings from continuing operations before the cumulative effect of change in accounting principle decreased by $22.3 million to $8.6 million, compared to $30.9 million for fiscal year 2004. Contributing to the decline were charges for the loss on early extinguishment of debt of $32.8 million related to the refinancing of our senior secured credit facility and our 10.25 percent senior subordinated notes. Also contributing to the decline was a $9.8 million increase in funeral costs, of which $5.4 million was due to the 2005 change in accounting for preneed selling costs and the remainder was due primarily to increased health insurance costs. Corporate general and administrative expenses increased $2.3 million due primarily to increased professional fees associated with our defense of the class action litigation, the Section 404 internal controls review process, the deferred revenue project and additional audit related services. We also recorded a $9.4 million charge for net hurricane-related costs. Further discussion of the effect of the 2005 hurricanes can be found in Note 22 to our consolidated financial statements in Item 8. In addition, cemetery revenues declined $3.5 million primarily due to a decrease in revenue associated with the construction of cemetery projects, a decrease in earned finance charges, a decrease in revenue due to Hurricane Katrina and an increase in the reserve for cancellations resulting from the impact of Hurricane Katrina.
          Partially offsetting these declines, interest expense decreased by $16.8 million to $30.5 million in fiscal year 2005 from $47.3 million in fiscal year 2004, reflecting the results of the refinancing of our senior secured credit facility and 10.75 percent senior subordinated notes at lower rates and a $39.5 million decrease in average debt outstanding. In addition, funeral revenue increased $2.7 million from $270.2 million in fiscal year 2004 to $272.9 million in fiscal year 2005 primarily due to increased same-store funeral call growth of 0.4 percent and an increase in average revenue per call of 2.7 percent. Same-store results include the three funeral homes impacted by Hurricane Katrina. Excluding these funeral homes, same-store funeral call growth increased 0.9 percent.
          For fiscal year 2005, we achieved a 5 percent increase in preneed funeral sales, and a 0.9 percent increase in cemetery property sales.

          As of October 31, 2005 we had achieved our lowest net debt level in nine years. In the second quarter of fiscal 2005, we initiated a quarterly cash dividend of two and one-half cents per share of common stock, and paid a total of $8.2 million in dividends in fiscal 2005. In addition, in fiscal 2005, we used $13.7 million to repurchase shares of our Class A Common stock pursuant to our stock repurchase programs.
          In July 2005, we began to implement a new strategic plan. For a description of the plan, see “Business Strategy” in Item 1. As a result of the strategic planning process, in July 2005, we named a new Chief Operating Officer and announced that we were reorganizing our operating divisions from four to two: Eastern and Western, effective for the fourth quarter of fiscal year 2005. These changes were a result of our strategic planning process. For the year ended October 31, 2005, we incurred $1.5 million in charges related to this reorganization.
Results of Operations
          As described above in “Critical Accounting Policies,” on May 31, 2005, we changed our method of accounting for selling costs incurred related to preneed funeral and cemetery service and merchandise sales. We have applied this change in accounting principle effective November 1, 2004. Prior to this time, we deferred preneed selling costs and amortized them into expense in proportion to the preneed revenue recognized in the period. We now expense these costs in the period incurred. In the discussion below, the amounts presented in the tables for the year ended October 31, 2004 reflect historical amounts and therefore are not adjusted for this accounting change. In order to present results for the year ended October 31, 2004 comparable to those of 2005 which include the accounting change, we have also included a discussion of the net preneed selling costs for 2004 and their effect on gross profit. The effect of net preneed selling costs is calculated by removing the amortization of deferred selling costs and including in expense the preneed selling costs incurred during 2004. The result of that calculation is the net preneed selling costs that would have reduced 2004 gross profit if the accounting change had been implemented in fiscal year 2004.
Year Ended October 31, 2005 Compared to Year Ended October 31, 2004—Continuing Operations
Funeral Operations

	Year Ended October 31,		Increase
	2005	2004	(Decrease)
		(In millions)
Funeral Revenue:
Eastern Division	$113.8	$108.1	$5.7
Western Division	140.2	143.4	(3.2)
Corporate Trust Management (1)	18.9	18.7	.2

Total Funeral Revenue	$272.9	$270.2	$2.7

Funeral Costs:
Eastern Division	$95.2	$88.9	$6.3
Western Division	115.6	112.0	3.6
Corporate Trust Management (1)	.5	.6	(.1)

Total Funeral Costs	$211.3	$201.5	$9.8	(2)

Funeral Gross Profit:
Eastern Division	$18.6	$19.2	$(.6)
Western Division	24.6	31.4	(6.8)
Corporate Trust Management (1)	18.4	18.1	.3

Total Funeral Gross Profit	$61.6	$68.7	$(7.1	) (2)

	Change in Average		Change in Same-Store	Same-Store
	Revenue Per Call		Funeral Services	Cremation Rate
				2005	2004
Same-Store Analysis (3)
Eastern Division	2.5%		1.9%	31.0%	30.2%
Western Division	2.7%		(1.2%)	41.9%	41.1%
Total	2.7	% (1)	0.4%	37.3%	36.6%

(1)	Corporate trust management consists of the trust management fees and funeral merchandise and service trust earnings recognized with respect to preneed contracts delivered during the period. Trust management fees are established by us at rates consistent with industry norms and are paid by the trusts to our subsidiary, Investor’s Trust, Inc. The trust earnings represent earnings realized over the life of the preneed contracts delivered during the relevant periods. See Notes 4 and 7 to the consolidated financial statements included in Item 8 for information regarding the cost basis and market value of the trust assets and current performance of the trusts (i.e. current realized gains and losses, interest income and dividends). Trust management fees included in funeral revenue for 2005 and 2004 were $5.4 million and $5.5 million, respectively. As corporate trust management is considered a separate operating segment, trust earnings are included in the total average revenue per call presented, not in the Eastern or Western divisions’ average revenue per call. Funeral trust earnings recognized with respect to preneed contracts delivered included in funeral revenue for 2005 and 2004 were $13.5 million and $13.2 million, respectively.

(2)	Funeral costs from continuing operations for the year ended October 31, 2004 do not include net preneed selling costs of $5.6 million, which would have been expensed if the accounting change described above had been implemented in fiscal year 2004. Had we included these costs in 2004, funeral gross profit from continuing operations for the year ended October 31, 2005 would have decreased $1.4 million from $63.1 million for the year ended October 31, 2004.

(3)	On August 29, 2005, Hurricane Katrina struck the New Orleans metropolitan area and severely damaged three of our funeral homes located in that area, which is part of our Western division. This same-store analysis includes these three funeral homes which had revenue of $8.1 million and $9.4 million for fiscal years 2005 and 2004, respectively, and performed 1,726 and 2,054 funeral services in 2005 and 2004, respectively. Excluding these three funeral homes, the increase in average revenue per call for the Western division and the Company was 2.8 percent and 2.7 percent, respectively, and the change in same-store funeral services for the Western division and the Company was (0.3) percent and 0.9 percent, respectively.
Consolidated Operations – Funeral
          Total funeral revenue from continuing operations increased $2.7 million, or 1.0 percent, for the year ended October 31, 2005, compared to the corresponding period in 2004. Our same-store businesses achieved a 3.2 percent increase in the average revenue per traditional funeral service and a 4.0 percent increase in the average revenue per cremation service. There was also an increase in trust earnings recognized upon the delivery of preneed funerals. This resulted in an overall 2.7 percent increase in the average revenue per funeral service for our same-store businesses. We experienced a 0.4 percent increase in the number of funeral services performed by our same-store businesses, or 220 events out of the 60,305 total same-store events performed, which includes the impact of Hurricane Katrina on our New Orleans funeral homes. Excluding these three funeral homes, same-store funeral services increased 0.9 percent. We believe the increase in funeral services can be attributed to the funeral home incentive compensation plan implemented in the first quarter of 2005 and to the execution of our strategic plan. We believe a number of factors contributed to the increases in our average revenue per traditional and cremation service. We believe the primary factors were normal inflationary price increases, more effective merchandising and packaging, our focus on training, customized funeral planning and personalization and a new program for arranger incentives.
          Funeral gross profit margin from continuing operations decreased from 25.4 percent in the year ended October 31, 2004 to 22.6 percent in the year ended October 31, 2005, primarily due to the $9.8 million increase in funeral costs. Funeral costs from continuing operations for the year ended October 31, 2004 do not include $5.6 million of net preneed selling costs associated with the accounting change as described above. Including these costs, the pro forma funeral gross profit margin from continuing operations would have been 23.3 percent for the year ended October 31, 2004. The remaining decrease in the funeral margin is primarily due to increased health insurance costs due to an increase in the number of high-dollar claims in 2005. Direct funeral costs (which primarily include salaries and wages, merchandise costs, selling costs and maintenance) declined. The cremation rate for our same-store operations was 37.3 percent for the year ended October 31, 2005 compared to 36.6 percent for the year ended October 31, 2004.

Segment Discussion – Funeral
          Funeral revenue in the Eastern division funeral segment increased primarily due to an increase in the number of funeral services performed by the same-store businesses of 1.9 percent and an increase in the average revenue per funeral service in the same-store businesses of 2.5 percent. Funeral revenue in the Western division segment decreased primarily due to a decrease in the number of funeral services performed by the same-store businesses of 1.2 percent, which includes the impact of Hurricane Katrina on our New Orleans funeral homes. Excluding these funeral homes, same-store funeral services decreased 0.3 percent. The decrease in funeral services performed was partially offset by an increase in the average revenue per funeral service in the same-store businesses of 2.7 percent. Funeral revenue in the corporate trust management segment increased due primarily to an increase in trust earnings recognized upon the delivery of preneed funerals of $0.3 million, partially offset by a decrease in trust management fees of $0.1 million.
          Funeral gross profit margin for the Eastern division and Western division funeral segments decreased primarily due to the change in accounting principle for preneed selling costs in 2005 and due to increased health insurance costs. Direct funeral costs (which primarily include salaries and wages, merchandise costs, selling costs and maintenance) declined. The loss in revenue in the Western division, due in part to the reduction in funeral services performed resulting from Hurricane Katrina, negatively impacted the Western division funeral gross profit margin.
          As demonstrated in the table above, the same-store cremation rate increased for both the Eastern and Western division funeral segments.
Cemetery Operations

	Year Ended October 31,		Increase
	2005	2004	(Decrease)
		(In millions)
Cemetery Revenue:
Eastern Division	$127.5	$122.0	$5.5
Western Division	80.3	89.9	(9.6)
Corporate Trust Management (1)	11.2	10.6	.6

Total Cemetery Revenue	$219.0	$222.5	$(3.5)

Cemetery Costs:
Eastern Division	$111.8	$105.1	$6.7
Western Division	66.3	70.7	(4.4)
Corporate Trust Management (1)	.5	.6	(.1)

Total Cemetery Costs	$178.6	$176.4	$2.2	(2)

Cemetery Gross Profit:
Eastern Division	$15.7	$16.9	$(1.2)
Western Division	14.0	19.2	(5.2)
Corporate Trust Management (1)	10.7	10.0	.7

Total Cemetery Gross Profit	$40.4	$46.1	$(5.7	) (2)

(1)	Corporate trust management consists of the trust management fees and cemetery merchandise and service trust earnings recognized with respect to preneed contracts delivered during the period. Trust management fees are established by us at rates consistent with industry norms and are paid by the trusts to our subsidiary, Investor’s Trust, Inc. The trust earnings represent earnings realized over the life of the preneed contracts delivered during the relevant periods. See Notes 5 and 7 to the consolidated financial statements included in Item 8 for information regarding the cost basis and market value of the trust assets and current performance of the trusts (i.e. current realized gains and losses, interest income and dividends). Trust management fees included in cemetery revenue for 2005 and 2004 were $4.9 million and $4.7 million, respectively, and cemetery trust earnings recognized with respect to preneed contracts delivered included in cemetery revenue for 2005 and 2004 were $6.3 million and $5.9 million, respectively. Perpetual care trust earnings are included in the revenues and gross profit of the related geographic segment.

(2)	Cemetery costs from continuing operations for the year ended October 31, 2004 do not include net preneed selling costs of $4.3 million, which would have been expensed if the accounting change described above had been implemented in fiscal year 2004. Had we included these costs in 2004, cemetery gross profit from continuing operations for the year ended October 31, 2005 would have decreased $1.5 million from $42.0 million for the year ended October 31, 2004.
Consolidated Operations – Cemetery
          Cemetery revenue from continuing operations decreased $3.5 million, or 1.6 percent, for the year ended October 31, 2005, compared to the corresponding period in 2004, primarily due to a decrease in revenue associated with the construction of cemetery projects, a decrease in earned finance charges, a decrease in revenues as a result of Hurricane Katrina and an increase in the reserve for cancellations as a result of Hurricane Katrina of approximately $1.6 million. Revenue related to the sale of cemetery property prior to its construction is recognized on a percentage of completion method of accounting as construction occurs. Gross cemetery property sales increased 0.9 percent for the year ended October 31, 2005 compared to the year ended October 31, 2004 from $99.1 million to $100.0 million.
          We experienced an annualized average return, excluding unrealized gains and losses, of 3.8 percent in our perpetual care trusts for the year ended October 31, 2005 resulting in revenue of $8.2 million, compared to 3.1 percent for the corresponding period in 2004 resulting in revenue of $6.4 million. Perpetual care trust earnings are included in the geographic segments’ revenue and gross profit. See Note 6 and 7 to the consolidated financial statements included in Item 8 for information regarding the cost basis and market value of those trust assets and the current performance of the trusts (i.e. current realized gains and losses, interest income and dividends).
          Cemetery gross profit margin from continuing operations decreased from 20.7 percent in the year ended October 31, 2004 to 18.4 percent in the year ended October 31, 2005. Cemetery costs from continuing operations for the year ended October 31, 2004 do not include $4.3 million of net preneed selling costs associated with the accounting change as described above. Including these costs, the pro forma cemetery gross profit margin from continuing operations would have been 18.8 percent for the year ended October 31, 2004. The remaining decrease is due to the decrease in revenue described above and from increased health insurance costs due to the increase in the number of high-dollar claims in 2005. Direct cemetery costs (which primarily include cemetery property costs, merchandise costs, selling costs, salaries and wages and maintenance) also increased.
Segment Discussion – Cemetery
          Cemetery revenue in the Eastern division cemetery segment increased primarily due to an increase in revenue associated with the construction of cemetery projects, an increase in cemetery property sales and increased perpetual care trust earnings offset by decreased earned finance charges. Cemetery revenue in the Western division cemetery segment decreased primarily due to a decrease in revenue associated with the construction of cemetery property, a decrease in revenues as a result of Hurricane Katrina and an increase in the reserve for cancellations of approximately $1.6 million as a result of Hurricane Katrina. Cemetery revenue in the corporate trust management segment increased due to a $0.4 million increase in trust earnings recognized upon the delivery of preneed cemetery merchandise and services and a $0.2 million increase in trust management fees.
          Cemetery gross profit margin for the Western division and Eastern division cemetery segments decreased due to the change in accounting principle for preneed selling costs in 2005 and increased health insurance costs. The Western division cemetery gross profit margin also declined due to the increase in the reserve for cancellations resulting from Hurricane Katrina. Direct cemetery costs (which primarily include cemetery property costs, merchandise costs, selling costs, salaries and wages and maintenance) also increased.
Discontinued Operations
          In December 2003, we announced plans to close or sell a number of small businesses, primarily small funeral homes, most of which were acquired as part of a group of facilities, that were performing below acceptable levels or no longer fit our operating profile. The operating results of those businesses that were sold in fiscal years 2004, 2005, 2006 and 2007 are reported in the discontinued operations section of the consolidated statements of earnings. We determined that the carrying value of these businesses exceeded their fair market value and recorded a noncash impairment charge in the fourth quarter of fiscal year 2003. Fair value was established based on our best estimate and is subject to revision in future periods as properties are actually closed or sold. Included in discontinued operations for the year ended October 31, 2005 were gains on dispositions, net of impairment losses, of approximately $1.2 million compared to $2.4 million that was recognized for the year ended October 31, 2004. Revenues for fiscal year 2005 were $2.6 million compared to $14.1 million in fiscal year 2004. The effective tax rate for our discontinued operations for the year ended October 31, 2005 was a 1.2 percent expense compared to a 43.3 percent benefit for the same period in 2004. For additional information, see Notes 12 and 17 to the consolidated financial statements included in Item 8.
Other
          Corporate general and administrative expenses for the year ended October 31, 2005 increased $2.3 million compared to the same period in 2004 primarily due to increased professional fees associated with our Sarbanes-Oxley Section 404 compliance effort and increased legal and professional fees relating in part to the class action lawsuits.
          As of October 31, 2005, we had recorded net expenses of $9.4 million related to Hurricane Katrina. For additional information, see Note 22 to the consolidated financial statements included in Item 8.
          We recorded charges of $1.5 million for the year ended October 31, 2005 related to the reorganization of our divisions in the fourth quarter of fiscal year 2005. In December 2003, we announced a reduction and restructuring of our workforce and recorded $2.4 million in related charges during the year ended October 31, 2004. We also recorded a charge of $1.0 million for separation pay related to a former executive officer during fiscal year 2004. These charges are presented in the “Separation charges” line item in the consolidated statements of earnings.
          During the fourth quarter of fiscal year 2003, we identified a number of small businesses to close or sell, mostly funeral homes, and determined that their carrying value exceeded their fair values. In accordance with SFAS No. 144, we recorded a noncash impairment charge of $31.8 million during the fourth quarter of fiscal year 2003, of which $9.6 million was included in continuing operations. For fiscal year 2004, we evaluated our long-lived assets, recorded impairment charges of $0.8 million and sold several assets that we held for sale at a net gain of $0.6 million. The net effect was that we reported gains on dispositions, net of impairment losses, of ($0.2) million in continuing operations. In 2005, we recorded $1.2 million in gains on dispositions, net of impairment losses. For additional information, see Note 12 to the consolidated financial statements included in Item 8. The charges are presented in the “Gains on dispositions and impairment (losses), net” line item in the consolidated statement of earnings.
          Total depreciation and amortization was $25.7 million for the year ended October 31, 2005 compared to $57.6 million for the same period in 2004. Amortization in fiscal year 2004 included $25.0 million of deferred selling costs. Effective November 1, 2004, we changed our accounting principle for selling costs related to preneed funeral and cemetery service and merchandise sales, and we no longer amortize these costs but rather expense them as incurred.
          Interest expense decreased $16.8 million to $30.5 million for the year ended October 31, 2005 compared to $47.3 million for the same period in 2004 due to a $39.5 million decrease in average debt outstanding and a 295 basis-point decrease in the average interest rate.
          Other operating income, net, was $1.4 million and $2.1 million for the years ended October 31, 2005 and 2004, respectively, and primarily included net gains on the sale of assets which were not included in our businesses classified as held for sale.
          The effective tax rate for our continuing operations for the year ended October 31, 2005 was 27.2 percent compared to 37.0 percent for the year ended October 31, 2004. The change in the effective tax rate was primarily due to the greater impact of the dividend exclusion related to dividends received from our trust income on a reduced level of book income caused by the increased costs associated with the early extinguishment of debt as well as costs attributable to Hurricane Katrina. The dividend exclusion relates to dividends received for investments in certain trusts for which we recognize earnings for tax purposes as earned by the trust. For additional information, see Note 17 to the consolidated financial statements included in Item 8.

          On May 31, 2005, we changed our method of accounting for selling costs incurred related to new preneed funeral and cemetery service and merchandise sales. As of November 1, 2004, we recorded a cumulative effect of change in accounting principle of $254.2 million ($153.2 million after tax, or $1.40 per diluted share), which represents the cumulative balance of deferred preneed selling costs in the deferred charges line in the condensed consolidated balance sheet at the time of the change. See Note 3(b) to the consolidated financial statements for additional information.
Preneed Sales into and Deliveries out of the Backlog
          We achieved a 5.0 percent increase in preneed funeral sales for the year ended October 31, 2005 compared to the same period in 2004.
          The revenues from our preneed funeral and cemetery merchandise and service sales are deferred into our backlog and are not included in our operating results presented above. We added $171.2 million in gross preneed sales to our funeral and cemetery merchandise and services backlog (including $72.5 million related to insurance-funded preneed funeral contracts) during the year ended October 31, 2005 to be recognized in the future (net of cancellations) as these prepaid products and services are delivered, compared to gross sales of $165.3 million (including $67.3 million related to insurance-funded preneed funeral contracts) for the corresponding period in 2004. Deliveries out of our preneed funeral and cemetery merchandise and services backlog, including accumulated trust earnings related to these preneed deliveries, amounted to $147.4 million for the year ended October 31, 2005, compared to $147.9 million for the corresponding period in 2004, resulting in net increases in the backlog of $23.8 million and $17.4 million for the years ended October 31, 2005 and 2004, respectively.
Liquidity and Capital Resources
Cash Flow
Comparison of Fiscal Year 2006 to Fiscal Year 2005
          Our operations provided cash of $90.1 million for the year ended October 31, 2006, compared to providing cash of $52.8 million for the corresponding period in 2005. For the year ended October 31, 2005, we recorded $25.5 million for premiums paid for the early extinguishment of debt related to the debt refinancings in 2005. The remaining increase is primarily due to a reduction in interest payments of $6.8 million primarily due to a change in the timing of interest payment dates. These increases in cash flow were partially offset by $3.8 million of cash outflows in excess of insurance proceeds recorded related to Hurricane Katrina compared to $2.5 million in 2005, and cash inflows of $14.8 million for trust withdrawals associated with the deferred revenue project during the year ended October 31, 2006 compared to $18.7 million for the same period last year. The timing of receipt of insurance proceeds does not match the timing of cash spending related to Hurricane Katrina.
          Our investing activities resulted in a net cash outflow of $21.4 million for the year ended October 31, 2006, compared to a net cash outflow of $12.4 million for the comparable period in 2005. In 2006, there was a net cash inflow of $6.0 million for insurance proceeds related to hurricane damaged properties. Net asset sale proceeds were $1.2 million for the year ended October 31, 2006 compared to $10.0 million for the same period in 2005. For the year ended October 31, 2006, capital expenditures amounted to $28.9 million compared to $22.6 million in the same period in 2005. The increase in capital expenditures was due primarily to capital expenditures related to Hurricane Katrina.
          Our financing activities resulted in a net cash outflow of $65.4 million for the year ended October 31, 2006, compared to a net cash outflow of $21.4 million for the comparable period in 2005. The change was due primarily to debt repayments of $33.2 million in the year ended October 31, 2006 (a $30.0 million unscheduled payment on our Term Loan B was made in the second quarter of 2006) compared to net repayments of $6.8 million in the comparable period of 2005 ($440.0 million in proceeds of long-term debt and $446.8 million in repayments of long-term debt). Stock option exercises in fiscal year 2005 resulting in issuances of common stock amounted to $13.6 million compared to $0.4 million in fiscal year 2006. Stock repurchases under our stock repurchase program amounted to $22.0 million and $13.7 million for the year ended October 31, 2006 and 2005, respectively. We also reinstated our dividend program in the second quarter of 2005, therefore, fiscal year 2006 contains four quarters of dividend payments for a total of $10.7 million compared to only three quarters in fiscal year 2005 for a total of $8.2 million.
Comparison of Fiscal Year 2005 to Fiscal Year 2004
          Our operations provided cash of $52.8 million for the year ended October 31, 2005 compared to $93.6 million for the comparable period in 2004. The 2005 amount included a cash inflow of $18.7 million for cash withdrawn from trust accounts during the year resulting from the determination during the deferred revenue project that those amounts had not been withdrawn in prior periods, even though the related services and merchandise had been delivered in prior periods. The 2005 amount also included a cash outflow of approximately $2.5 million related to Hurricane Katrina. The 2004 amount included a $33.2 million tax refund received during the first quarter of 2004 resulting from a change in tax accounting methods for cemetery merchandise revenue. In fiscal year 2005, we also recorded $25.5 million for premiums paid for the early extinguishment of debt related to the debt refinancings occurring in 2005.
          Our investing activities resulted in a net cash outflow of $12.4 million for the year ended October 31, 2005, compared to a net cash inflow of $0.5 million for fiscal year 2004. The change was primarily due to $19.8 million in proceeds from asset sales in fiscal year 2004 compared to $10.0 million in fiscal year 2005.
          Our financing activities resulted in a net cash outflow of $21.4 million for the year ended October 31, 2005, compared to a net cash outflow of $91.3 million for the comparable period in 2004. The change was due primarily to repayments of long-term debt of $85.3 million in fiscal year 2004 compared to net repayments of $6.8 million ($446.8 million in repayments, net of $440.0 million in proceeds) in fiscal year 2005. We used the $33.2 million tax refund included in operating cash flow to reduce our outstanding Term Loan B in the first quarter of fiscal year 2004. We also used $13.7 million in fiscal year 2005 compared to $19.3 million in fiscal year 2004 to repurchase stock under our stock repurchase program. On March 28, 2005, our Board of Directors approved the initiation of a quarterly cash dividend of two and one-half cents per share of common stock, and we used $8.2 million for dividends payments in 2005.
Contractual Obligations and Commercial Commitments
          As of October 31, 2006, our outstanding debt balance totaled $376.9 million. The following table details our known future cash payments (in millions) related to various contractual obligations as of October 31, 2006.

	Payments Due by Period
		Fiscal Year	Fiscal Years	Fiscal Years
Contractual Obligations	Total	2007	2008 – 2009	2010 – 2011	Thereafter
Long-term debt obligations (1)	$376.9	$2.8	$4.6	$127.7	$241.8
Interest on long-term debt (2)	144.2	25.5	50.3	48.3	20.1
Operating lease agreements (3)	31.9	4.4	6.9	3.5	17.1
Non-competition and other agreements (4)	4.7	2.0	2.2	.4	.1

	$557.7	$34.7	$64.0	$179.9	$279.1

(1)	See below for a breakdown of future scheduled principal payments and maturities of our long-term debt by type as of October 31, 2006.

(2)	Includes contractual interest payments for our revolving credit facility, Term Loan B, senior notes and third-party debt. The interest on the revolving credit facility and Term Loan B was calculated based on interest rates in effect as of October 31, 2006.

(3)	Our noncancellable operating leases are primarily for land and buildings and expire over the next 1 to 12 years, except for six leases that expire between 2032 and 2039. Our future minimum lease payments as of October 31, 2006 were $4.4 million, $3.6 million, $3.3 million, $2.5 million, $1.0 million and $17.1 million for the years ending October 31, 2007, 2008, 2009, 2010, 2011 and later years, respectively.

(4)	We have entered into non-competition agreements with prior owners and key employees of acquired subsidiaries that expire at various times through 2012. During fiscal year 2001, we decided to relieve some of the prior owners and key employees of their obligations not to compete; however, we will continue to make the payments in accordance with the contract terms. This category also includes separation pay related to former executive officers.
          In connection with the issuance of the 6.25 percent senior notes in February 2005, we entered into a registration rights agreement that required that a registration statement be filed and declared effective by the SEC, and that an exchange offer be conducted providing for the exchange of the unregistered notes for similar registered notes, all within specified times. We were unable to cause the required registration statement to become effective on time and, therefore, were required to pay additional interest to the note holders until the default was cured. Additional interest began to accrue on June 12, 2005 at a rate of 0.50 percent per annum on the principal amount of the notes for a period of 90 days. The additional interest increased 0.50 percent for each 90-day period thereafter so long as the default existed, up to a maximum increase of 1.50 percent per annum. The additional interest was payable at the regular interest payment dates. The additional interest increased to 1.00 percent on September 11, 2005 and increased to 1.50 percent on December 11, 2005. Total additional interest incurred from June 12, 2005 to June 5, 2006 was $2.2 million including $1.7 million for the year ended October 31, 2006. We completed the exchange offer on June 5, 2006, and as a result, the additional interest has now been eliminated.
          We expect to receive approximately $3.7 million of remaining income tax benefits related to the sale of our foreign operations by the end of fiscal year 2007.
          The following table details our future payments and maturities of long-term debt as of October 31, 2006.

				Other Principally
				Seller Financing
Fiscal Year Ending	Revolving Credit			of Acquired
October 31,	Facility	Term Loan B	Senior Notes	Operations	Total
2007	$—	$2.2	$—	$.6	$2.8
2008	—	2.2	—	.2	2.4
2009	—	2.2	—	.1	2.3
2010	—	2.2	—	—	2.2
2011	—	125.5	—	—	125.5
Thereafter	—	41.6	200.0	.1	241.7

Total long-term debt	$—	$175.9	$200.0	$1.0	$376.9

          We also had $13.0 million of outstanding letters of credit as of October 31, 2006, and we are required to maintain a bond to guarantee our obligations relating to funds we withdrew in fiscal year 2001 from our preneed funeral trusts in Florida. We substituted a bond to guarantee performance under certain preneed funeral contracts and agreed to maintain unused credit facilities in an amount that will equal or exceed the bond amount. The surety company has the right to terminate the bond at any time, and if that were to occur and we were not able to obtain a replacement, we would be required to fund the trusts with cash equal to the bond amount. As of October 31, 2006, the balance of the Florida bond was $41.1 million. We believe that cash flow from operations will be sufficient to cover our estimated cost of providing the related prearranged services and products in the future.
          As of October 31, 2006, there were no amounts drawn on our $125.0 million revolving credit facility. As of October 31, 2006, our availability under the revolving credit facility, after giving consideration to the aforementioned letters of credit and bond obligation, was $70.9 million.
Capital Expenditures
          For fiscal year 2006, capital expenditures amounted to $28.9 million, which included $20.7 million for maintenance capital expenditures, $2.9 million for growth initiatives and $5.3 million related to Hurricane Katrina. We have no material commitments for capital expenditures in fiscal year 2007 other than approximately $8 million related to the reconstruction of the Louisiana facilities damaged by Hurricane Katrina and $7 million related to the construction of three new funeral homes.

Off-Balance Sheet Arrangements
          Our off-balance sheet arrangements as of October 31, 2006 consist of the following two items:
(1)	the $41.1 million bond we are required to maintain to guarantee our obligations relating to funds we withdrew in fiscal year 2001 from our preneed funeral trusts in Florida, which is discussed in Note 19 to the consolidated financial statements included in Item 8; and

(2)	the insurance-funded preneed funeral contracts, which will be funded by life insurance or annuity contracts issued by third-party insurers, are not reflected in our consolidated balance sheets, and are discussed in Note 2(j) to the consolidated financial statements included in Item 8.
Ratio of Earnings to Fixed Charges
          Our ratio of earnings to fixed charges was as follows:

Years ended October 31,
2006	2005	2004	2003	2002
2.83 (1)	1.36 (2)(3)	1.98 (4)	1.08 (5)	1.27 (3) (6)

(1)	Pretax earnings for fiscal year 2006 includes a net recovery of $1.6 million related to Hurricane Katrina, business interruption proceeds of $3.2 million related to Hurricane Katrina, a charge of $1.0 million for separation charges related to July 2005 restructuring of our divisions and the retirement of an executive officer and gains on dispositions, net of impairment losses of ($0.3) million.

(2)	Pretax earnings for fiscal year 2005 include a charge of $9.4 million for expenses related to Hurricane Katrina, a charge of $1.5 million for separation charges related to the July 2005 restructuring of our divisions, $1.2 million of gains on disposition, net of impairment losses and $32.8 million for the loss on early extinguishment of debt related to the 2005 debt refinancings.

(3)	Excludes the cumulative effect of change in accounting principles.

(4)	Pretax earnings for fiscal year 2004 include charges of $3.4 million for severance and other costs relating to the workforce reductions announced in December 2003 and separation payments to a former executive officer and ($0.2) million in gains on dispositions, net of impairment losses

(5)	Pretax earnings for fiscal year 2003 include a charge of $11.3 million for the loss on early extinguishment of debt in connection with redemption of the ROARS, a noncash charge of $9.6 million for long-lived asset impairment and a charge of $2.5 million for separation payments to former executive officers.

(6)	Pretax earnings for fiscal year 2002 include a noncash charge of $18.5 million in connection with the write-down of assets held for sale.
          For purposes of computing the ratio of earnings to fixed charges, earnings consist of pretax earnings from continuing operations plus fixed charges (excluding interest capitalized during the period). Fixed charges consist of interest expense, capitalized interest, amortization of debt expense and discount or premium relating to any indebtedness, and the portion of rental expense that management believes to be representative of the interest component of rental expense.
Effect of Recent Accounting Standards
          For additional information on changes in accounting principles and new accounting principles, see Note 3 to the consolidated financial statements included in Item 8.
Inflation
          Inflation has not had a significant impact on our operations over the past three years, nor is it expected to have a significant impact in the foreseeable future.